Exhibit 9

C. Christopher Sprague

Vice President and Corporate Counsel

Law Department – Prudential Retirement

The Prudential Insurance Company of America

200 Wood Avenue South

Iselin, NJ 08830

Tel (732) 482-6816

Fax (732) 482-8022

charles.sprague@prudential.com

February 6, 2015

The Prudential Insurance Company of America

751 Broad Street

Newark, New Jersey 07102-3777

Ladies and Gentlemen:

In my capacity as Vice President and Corporate Counsel, The Prudential Insurance Company of America, I have reviewed the establishment of the PRIAC Variable Contract Account A (the “Account”) on October 6, 2006, by the Separate Account Committee pursuant to a resolution of the Prudential Retirement Insurance and Annuity Company (PRIAC) Board of Directors, as a separate account for assets applicable to certain variable annuity contracts, pursuant to section 38a-433 of the laws of the State of Connecticut, and relevant documents contained in the registration statement.

I am responsible for oversight of the preparation of the SEC Registration Statement filings for the Prudential Retirement Security Annuity VI group annuity under the Securities Act of 1933, which is supported by the Account.

I am of the following opinion:

(1)	PRIAC was duly organized under the laws of Connecticut and is a validly existing insurance company.

(2)	The Account has been duly created and is validly existing as a separate account pursuant to the aforesaid provisions of Connecticut law.

(3)	The portion of the assets held in the Account equal to the reserve and other liabilities for variable benefits under the variable annuity contracts is not chargeable with liabilities arising out of any other business PRIAC may conduct.

(4)	Assuming that the variable annuity contracts are issued in accordance with their terms, and that any necessary payment for the contracts is received by PRIAC, the variable annuity contracts are legally issued and are valid and binding obligations of PRIAC.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,
/s/ C. Christopher Sprague Esq.
C. Christopher Sprague Esq.
Vice President and Corporate Counsel